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                                                                    Exhibit 15.3

                                                                      [CCR LOGO]
                                                                MARKET KNOWLEDGE

                                                      Buenos Aires, January 2006

Sr.
Francis Cresall
Quilmes Industrial S.A.
12 de octubre y Gran Canarias - Quilmes

Att.

Ref: 20-F Annual Presentation to New York Stock

We hereby, CCR-IRI as Information Providers, authorize the company Quilmes Industrial S.A. (Quinsa) to make use of our reports concerning the Beer Market in Paraguay for period 1996 to 2005 on the Annual Memory and Form 20-F of such Company.

Additionally, we authorize the company to make use of our name on Form 20-F and to attach this authorization as an annex to such form, as we also authorize its incorporation to any form the Company should present.

Sincerely,

/s/ Josefina Giordano
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Josefina Giordano
Commercial Directo